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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


NAME: Gateway Variable Insurance Trust


ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     Rookwood Tower
     3805 Edwards Road
     Suite 600
     Cincinnati, Ohio  45209


TELEPHONE NUMBER:

     (513) 719-1100


NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

     Geoffrey Keenan
     Rookwood Tower
     3805 Edwards Road
     Suite 600
     Cincinnati, Ohio  45209


CHECK APPROPIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                               /X/Yes       /_/No


                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Cincinnati and State of Ohio on this 11th day of May, 2001.


ATTEST:                             GATEWAY VARIABLE INSURANCE TRUST

/s/ Geoffrey Keenan                 /s/ Walter G. Sall
--------------------------          --------------------------------
Geoffrey Keenan, Secretary          By: Walter G. Sall, Trustee